February 21, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS REPORTS FOURTH QUARTER AND YEAR END 2006 RESULTS

DENVER - DCP Midstream Partners, LP (NYSE: DPM) today reported financial results for the three and twelve months ended December 31, 2006. On December 7, 2005, DCP Midstream Partners, LP (the Partnership) completed its initial public offering of common units. Earnings for periods prior to the date of the initial public offering are attributable to predecessor operations, which consists of subsidiaries and assets of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC) the owner of the Partnership’s general partner, which were contributed to the Partnership. In November 2006 the Partnership completed the acquisition of Gas Supply Resources (GSR) from DCP Midstream, LLC. The results of operations include the historical results of GSR for all periods presented. Earnings for periods prior to the acquisition of GSR are allocated to predecessor operations.

For the three months ended December 31, 2006, the Partnership reported net income of $10.6 million, or $0.55 per limited partner unit, compared to $19.2 million for the same period in 2005. For the year ended December 31, 2006, the Partnership reported net income of $33.0 million, or $1.90 per limited partner unit, compared to $44.5 million for the same period in 2005.

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On January 24, 2007, the board of directors of the Partnership’s general partner declared a $0.025 increase in the quarterly distribution to $0.43 per limited partner unit, equating to a prospective annual distribution of $1.72 per limited partner unit. The new distribution rate represents a 22.9 percent increase over the minimum quarterly distribution of $0.35 per unit set forth in the prospectus in connection with the Partnership’s initial public offering in December 2005. The Partnership’s distributable cash flow for the three months ended December 31, 2006 was $13.0 million, or 1.7 times the amount required to cover its current distribution rate to the general and limited partners. The Partnership’s distributable cash flow for the year ended December 31, 2006 was $44.0 million, or 1.6 times the amount required to cover its current distribution rate to the general and limited partners. These distributable cash flow figures are partially attributable to predecessor earnings for both the three months and year ended December 31, 2006.

Distributable cash flow, which is a non-generally accepted accounting principles (“non-GAAP”) financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from net cash provided by operating activities, its most comparable GAAP financial measure, in “Reconciliation of Non-GAAP Measures” below.

“We are pleased to report that the Partnership’s first full year of operations was a successful one, capturing value through executing a disciplined strategy, and generating in excess of 45% total return to our unitholders. Our North Louisiana gas services business generated strong results and we expanded the gathering system for the increased drilling activity. We constructed and placed into service our Wilbreeze pipeline in our NGL services segment. Finally we entered a new business line on November 1, when we closed on the acquisition of Gas Supply Resources, our wholesale propane logistics business. As previously announced, we will expand our footprint in 2007 with the approximately $250 million acquisition from our general partner at the end of the second quarter.”

EBITDA for the fourth quarter of 2006 was $15.6 million, compared to $25.8 million in the corresponding 2005 period. The decrease is primarily attributable to lower marketing margins across the Pelico intrastate pipeline system explained further in the Natural Gas Services segment discussion.

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EBITDA for the year ended December 31, 2006 was $51.0 million, compared to $60.8 million in the corresponding 2005 period. The decrease was primarily due to lower marketing margins, higher general and administrative expenses, and lower unit margins for our Wholesale Propane Logistics segment, partially offset by higher margin from the ethane to natural gas processing spread, higher condensate and NGL prices and throughput at our natural gas processing plants. General and administrative expenses increased $6.8 million for the year ended December 31, 2006 as compared to the same period in 2005 due primarily to higher public company and labor and benefit costs.

EBITDA, which is a non-GAAP financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from net income and net cash provided by operating activities, its most comparable GAAP financial measures, in “Reconciliation of Non-GAAP Measures” below.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services - - Segment gross margin decreased $8.2 million to $19.4 million for the three months ended December 31, 2006, from $27.6 million for the same period of 2005. During the fourth quarter of 2005, the Partnership was able to benefit from higher marketing margins and increased throughput related to atypical and significant differences in natural gas prices at various receipt and delivery points on the Partnership’s Pelico intrastate pipeline system. These price differences followed supply disruptions from hurricanes on the Gulf Coast in August and September of 2005. The Partnership was able to capture additional upside in 2006, but not to the extent realized in 2005. Segment gross margin increased $3.9 million to $75.3 million for the year ended December 31, 2006 from $71.4 million for the same period in 2005. The increase is primarily attributable to higher NGL and condensate prices, favorable ethane to natural gas processing margins, and increased natural gas throughput volumes, partially offset by decreased marketing margins.

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Wholesale Propane Logistics - - Segment gross margin increased $0.9 million to $6.9 million for the three months ended December 31, 2006 from $6.0 million for the same period in 2005 due primarily to greater unit margins, partially offset by decreased volumes. Segment gross margin decreased $5.8 million to $16.0 million for the year ended December 31, 2006 from $21.8 million for the same period in 2005 due primarily to lower unit margins and volumes. Unit margins were impacted by lower spot sales in 2006 resulting from milder weather and a non-cash adjustment to record inventory at the lower of cost or market.

NGL Logistics - - Segment gross margin related to our Seabreeze pipeline was $0.9 million for the three months ended December 31, 2006 compared to $1.1 million for the same period in 2005 primarily due to changes in contract mix. Segment gross margin for the year ended December 31, 2006 was $4.1 million, compared to $3.8 million for the same period in 2005. This increase is due primarily to increased volumes. Operating expenses increased $0.8 million for the three months and $1.4 million for the year ended December 31, 2006 compared to the same periods in 2005 primarily due to increased pipeline integrity testing costs.

Gross margin and segment gross margin, which are non-GAAP financial measures, are explained in greater detail under “Non-GAAP Financial Information” below and are reconciled from net income and segment net income, their most comparable GAAP financial measures, in “Reconciliation of Non-GAAP Measures” below.

EARNINGS CALL

DCP Midstream Partners will hold its quarterly conference call to discuss fourth quarter and year end results February 22, 2007 at 11 a.m. ET. The dial-in number for the call is 800-659-2056 in the United States or 617-614-2714 outside the United States, pass code 35283304. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay for seven days by dialing 888-286-8010, in the United States or 617-801-6888 outside the United States, pass code 31947456. A replay and transcript of the broadcast will also be available on the company’s Web site.

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NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of EBITDA, gross margin, segment gross margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders.

We define EBITDA as net income less interest income plus interest expense, income tax expense and depreciation and amortization expense. EBITDA is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner and finance maintenance capital expenditures. Our EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.

EBITDA is also used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

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•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define gross margin as total operating revenues less purchases of natural gas, propane and NGLs, and we define segment gross margin for each segment as total operating revenues for that segment less commodity purchases for that segment. Our gross margin equals the sum of our segment gross margins. Gross margin is included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product sales and purchases, a key component of our operations. Our gross margin may not be comparable to a similarly titled measure of other companies because other entities may not calculate gross margin in the same manner.

We define distributable cash flow as EBITDA, plus interest income, less interest expense, earnings from equity method investments, maintenance capital expenditures, net of reimbursable projects, and adjustments for non-cash hedge ineffectiveness. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Non-cash hedge ineffectiveness refers to the ineffective portion of our cash flow hedges, which is recorded in earnings in the current period. This amount is considered to be non-cash for the purpose of computing distributable cash because settlement will not occur until future periods and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

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DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:

•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;

•	our ability to grow through acquisitions or organic growth projects

•	our ability to access the debt and equity markets

•	fluctuations in oil, natural gas, propane and other NGL prices;

•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and

•	the credit worthiness of counterparties to our transactions.

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Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	($ in millions, except per unit data)

Sales of natural gas, propane, NGLs and condensate	$200.0	$386.7	$767.9	$1,122.1
Transportation and processing services	7.4	6.3	27.8	23.1
Gains (losses) from non-trading derivative activity	0.1	(0.6)	0.1	(0.9)
Total operating revenues	207.5	392.4	795.8	1,144.3
Purchases of natural gas, propane and NGLs	180.3	357.7	700.4	1,047.3
Gross margin	27.2	34.7	95.4	97.0
Operating and maintenance expense	(6.4)	(4.8)	(23.7)	(22.4)
General and administrative expense	(5.4)	(4.1)	(21.0)	(14.2)
Earnings from equity method investments	0.2	—	0.3	0.4
EBITDA	15.6	25.8	51.0	60.8
Depreciation and amortization expense	(3.2)	(3.1)	(12.8)	(12.7)
Interest income	1.6	0.5	6.3	0.5
Interest expense	(3.4)	(0.8)	(11.5)	(0.8)
Income before income taxes	10.6	22.4	33.0	47.8
Income tax expense	—	(3.2)	—	(3.3)
Net income	10.6	19.2	33.0	44.5
Less:
Net loss (income) attributable to predecessor operations	0.7	(14.5)	2.3	(39.8)
General partner interest in net income	(0.2)	(0.1)	(0.7)	(0.1)

Net income allocable to limited partners	$11.1	$4.6	$34.6	$4.6

Net income per limited partner unit—basic and diluted	$0.55	$0.20	$1.90	$0.20

Weighted average limited partners’ units outstanding—basic and diluted	17.6	17.5	17.5	17.5

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DCP MIDSTREAM PARTNERS, LP
SEGMENT FINANCIAL AND OPERATING DATA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	($ in millions)

Natural Gas Services Segment:
Financial data:
Segment gross margin	$19.4	$27.6	$75.3	$71.4
Operating data:
Natural gas throughput (MMcf/d)	395	400	385	356
NGL gross production (Bbls/d)	5,425	3,734	5,273	4,543

Wholesale Propane Logistics Segment:
Financial data:
Segment gross margin	$6.9	$6.0	$16.0	$21.8
Operating data:
Propane sales volume (Bbls/d)	22,981	25,235	20,759	22,356

NGL Logistics Segment:
Financial data:
Segment gross margin	$0.9	$1.1	$4.1	$3.8
Operating data:
NGL pipeline throughput (Bbls/d)	20,783	17,176	19,946	15,797
Black Lake throughput (Bbls/d)	5,800	4,097	5,094	4,768

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DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	($ in millions)
Reconciliation of segment net income to segment gross margin:

Natural Gas Services segment:
Segment net income	$13.1	$22.4	$50.7	$46.6
Add:
Depreciation and amortization expense	2.9	2.5	11.1	10.8
Operating and maintenance expense	3.4	2.7	13.5	14.0
Segment gross margin	$19.4	$27.6	$75.3	$71.4

Wholesale Propane Logistics segment:
Segment net income	$4.6	$3.7	$6.6	$12.6
Add:
Depreciation and amortization expense	0.1	0.2	0.8	1.0
Operating and maintenance expense	2.2	2.1	8.6	8.2
Segment gross margin	$6.9	$6.0	$16.0	$21.8

NGL Logistics segment:
Segment net income	$0.1	$0.7	$1.9	$3.1
Add:
Depreciation and amortization expense	0.2	0.4	0.9	0.9
Operating and maintenance expense	0.8	—	1.6	0.2
Less:
Earnings from equity method investments	(0.2)	—	(0.3)	(0.4)
Segment gross margin	$0.9	$1.1	$4.1	$3.8

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DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP MEASURES — Continued
(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2006	December 31, 2006
	($ in millions)
Reconciliation of net income to EBITDA:
Net income	$10.6	$33.0
Interest income	(1.6)	(6.3)
Interest expense	3.4	11.5
Depreciation and amortization expense	3.2	12.8
EBITDA	$15.6	$51.0

Reconciliation of net cash provided by operating activities to EBITDA:
Net cash provided by operating activities	$48.2	$68.9
Net changes in operating assets and liabilities	(35.2)	(25.8)
Other, net	0.6	2.4
Interest income	(1.6)	(6.3)
Interest expense	3.4	11.5
Earnings from equity method investments	0.2	0.3
EBITDA	$15.6	$51.0

Reconciliation of net cash provided by operating activities to distributable cash flow:
Net cash provided by operating activities	$48.2	$68.9
Maintenance capital expenditures, net of reimbursable projects	(0.5)	(2.9)
Post closing reimbursement from sponsor for maintenance capital expenditures	—	1.1
Non-cash hedge ineffectiveness	(0.1)	0.3
Net changes in operating assets and liabilities	(35.2)	(25.8)
Other, net	0.6	2.4
Distributable cash flow	$13.0	$44.0

	Three Months Ended	Year Ended
	December 31, 2005	December 31, 2005
	($ in millions)
Reconciliation of net income to EBITDA:
Net income	$19.2	$44.5
Interest income	(0.5)	(0.5)
Interest expense	0.8	0.8
Income tax expense	3.2	3.3
Depreciation and amortization	3.1	12.7
EBITDA	$25.8	$60.8

Reconciliation of net cash provided by operating activities to EBITDA:
Net cash provided by operating activities	$51.2	$76.3
Interest income	(0.5)	(0.5)
Interest expense	0.8	0.8
Earnings from equity method investments	—	0.4
Income tax expense	3.2	3.3
Net changes in operating assets and liabilities	(29.2)	(19.9)
Other, net	0.3	0.4
EBITDA	$25.8	$60.8

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